Exhibit 99.1

eMagin Corporation Announces Management Promotions to Support Growth Initiatives

HOPEWELL JUNCTION, N.Y. – (BUSINESS WIRE) – October 4, 2018 – eMagin Corporation, or the “Company,” (NYSE American: EMAN) a leader in the development, design and manufacture of Active Matrix OLED microdisplays for high resolution imaging products, today announced the promotion of Jeffrey Lucas to President and Dr. Amal Ghosh to Chief Technical Officer.  Dr. Ghosh was previously Senior Vice President, Research and Development. Andrew Sculley will continue to serve as eMagin’s Chief Executive Officer.

“With the resurgence in our military and commercial business, and our ongoing efforts in the consumer electronics market, we wanted to ensure that the management team continues to be closely aligned with our growth strategy,” stated Dr. Jill J. Wittels, Chairperson of the Board.  “Andrew will continue to oversee technology and consumer initiatives and will work with Amal to advance our leadership position in AMOLED displays for the consumer AR/VR market as well as for future military programs and commercial/industrial market opportunities.  In addition to his position as President, Jeffrey will continue in his role as Chief Financial Officer and will also be responsible for our core business activities and directing the team to expand our presence in the military, industrial and commercial markets while increasing our profitability,” added Dr. Wittels.

About eMagin Corporation

A leader in OLED microdisplay technology, OLED microdisplay manufacturing know-how and mobile display systems, eMagin manufactures high-resolution OLED microdisplays and integrates them with magnifying optics to deliver virtual images comparable to large-screen computer and television displays in portable, low-power, lightweight personal displays.  eMagin’s microdisplays provide near-eye imagery in a variety of products from military, industrial, medical and consumer OEMs.  More information about eMagin is available at www.emagin.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding eMagin Corporation’s expectations, intentions, strategies and beliefs pertaining to future events or future financial performance.  Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company’s most recent filings with the SEC. For a more complete description of the risks that could cause our actual results to differ from our current expectations, please see the section entitled “Risk Factors” in eMagin’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and Report on Form 10-Q for the period ended June 30, 2018.

CONTACT:

eMagin Corporation Jeffrey Lucas, President and Chief Financial Officer 845-838-7931 jlucas@emagin.com	Affinity Growth Partners Betsy Brod 212-661-2231 Betsy.brod@affinitygrowth.com